Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2019

Shareholders, Clients and Team Members:

I am pleased to report that as a result of the effort and commitment of our team members that once again your Company had a successful year.  In addition to reporting income before taxes of approximately $12.3 million, return on average tangible equity of 18.49% and return on average assets of 1.24%, all noticeable increases from previous years, your company continues to focus on sustainable growth. We continue to believe that growth in full relationships with our clients is key to the continued increase in income generation for our shareholders. As such, we continue to focus our activities around driving those relationships across services and product lines.

These focused activities led to year over year growth of 2.6% in loans and 6.1% in deposits. During this same period, the Company recognized a 94.0% increase in gain on loan sales. While net interest income will continue to be our largest source of income, the enduring challenges of industry-wide margin compression make it increasingly important to generate non-interest income.  Both our residential mortgage activities and governmental lending units are providing those opportunities, while at the same time capturing customer relationships during those transactions.  Relationship banking is, has been, and will continue to be the fundamental driver of our long-term profitability and success.

It is also important to note that during the fourth quarter of 2019, the company realized an increase in other non-interest income due to the settlement of claims related to prior year tax adjustments which resulted in recording a one-time net income recovery of $1,980,000.

The continued accomplishments of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company. Thank you for your ongoing support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Year ended December 31, 2019	Year ended December 31, 2018
	(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$37,819	$34,365
Interest expense	8,924	6,158
Net interest income	28,895	28,207
Provision for loan losses	550	450
Net interest income after provision for loan losses	28,345	27,757
Non-interest income	15,048	9,428
Non-interest expenses	31,117	27,436
Income before income taxes	12,276	9,749
Provision for income taxes	1,615	1,529
Net income	$10,661	$8,220

Average common shares outstanding (basic)	3,270,878	3,268,667

PER COMMON SHARE
Net income	$3.26	$2.51
Book value	$29.00	$24.76
Tangible book value (non-GAAP)*	$19.99	$15.71
Closing price	$22.71	$20.02

FINANCIAL RATIOS
Return on average assets	1.24%	1.02%
Return on average tangible equity (non-GAAP)	18.49%	16.79%
Net interest margin	3.76%	3.97%
Efficiency ratio	70.03%	72.03%
Loans (including held for sale) to deposits	83.68%	85.45%

PERIOD END BALANCES

	As of December 31, 2019	As of December 31, 2018
Assets	$880,014	$830,300
Loans, gross	$576,424	$561,614
Deposits	$707,134	$666,236
Shareholders' equity	$94,781	$80,944

Common shares outstanding	3,268,095	3,269,358

*  Tangible book value per share is calculated by dividing tangible equity by average shares outstanding.

Reconciliation of shareholders' equity to tangible equity
	December 31, 2019	December 31, 2018
Shareholders' equity	$94,781	$80,944
Less goodwill and other intangibles	29,410	29,569
Tangible common equity	$65,371	$51,375
Average Shareholders' equity	$87,132	$76,058
Less average goodwill and other intangibles (a)	29,484	27,103
Average tangible common equity	$57,648	$48,955

(a)  Goodwill and other intangibles for the December 31, 2019 period, as compared to the December 31, 2018 period, includes the impact of the $3.2 million goodwill adjustment made in August 2018 as a result of a review of the accounting and tax implications of the September 2017 Benchmark Bancorp, Inc. transaction.

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H. Edward Rigel David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

2660 US Hwy 224, Ste. 3

Plymouth, OH 44865

419-659-2141

468 Polaris Parkway

Westerville, OH 43082

614-269-4402